Exhibit 99.1

Advanced Semiconductor Engineering, Inc.
2004 Employee Stock Option Plan
(Translation of Chinese)

1.	Purpose

The purpose of the 2004 Employee Stock Option Plan (the “Plan”) of Advanced Semiconductor Engineering, Inc. (the “Company”) is to promote the interests of the Company and its shareholders by attracting and retaining skilled employees, providing incentives for employees and boosting employee loyalty. The Plan complies with Article 28.3 of the Securities and Exchange Law and the Guidelines for the Offering and Issuance of Securities by Issuers issued by the Securities and Futures Commission of the Ministry of Finance and other applicable laws and regulations.

2.	Grant Period

The Company may grant options in one or more tranches within one (1) year from the date of receipt of notice from the competent regulatory authority indicating that the Company’s filing of the Plan with such regulatory authority has become effective. The actual grant date(s) of the options shall be decided by the Chairman of the Board of Directors (the “Chairman”).

3.	Eligibility

All full-time employees of the Company or any of its subsidiaries are eligible to participate in the Plan. Subject to approval by the Board of Directors, which employees will be granted options and the number of options to be granted to each such employee will be determined by the Chairman, taking into account a number of factors, including seniority, rank, job performance, contribution and special achievement.

The term “subsidiaries” in paragraph 1 of this Section shall refer to companies in which the Company directly or indirectly holds more than fifty percent of the total number of outstanding voting shares according to No.5 of the Statements of Financial Accounting Standards of the Republic of China (“ROC GAAP”).

The total number of options granted to any optionee in any tranche shall not exceed ten percent (10%) of all options issued in such tranche. The total number of common shares any single optionee may purchase through the exercise of options in each fiscal year shall not exceed one percent (1%) of all outstanding common shares of the Company at the end of such year.

4.	Total Number of Options to be Granted

The total number of options authorized to be issued under the Plan is 140,000,000 units. Each option entitles its holder to subscribe for one share of the Company’s common stock. The total number of common shares of the Company to be reserved for issuance upon the exercise of options shall be 140,000,000 common shares.

5.	Terms and Conditions

	1.	Exercise price: The exercise price of options shall be the closing market price of the Company’s common shares on the day the options are granted.

	2.	Vesting schedule: Options will expire ten (10) years from their grant date (the “Expiry Date”). Options may not be transferred, except by inheritance. Any options not exercised by the Expiry Date will be deemed forfeited and will lapse. Options will begin to vest two (2) years after the grant date (the “Waiting Period”) and may be exercised according to the following schedule and percentage:

Number of Years after the Grant Date	Cumulative Percentage of Options Vested
2 years	40%
2.5 years	50%
3 years	60%
3.5 years	70%
4 years	80%
4.5 years	90%
5 years	100%

3.	The Company shall have the right to revoke and cancel any unvested options in the event of violation by the optionee of his or her employment contract or company work rules, other material misconduct or unsatisfactory performance.

4.	Type of Shares Underlying the Options: Common shares of the Company shall be the underlying shares of the options.

5.	Optionees whose employment is terminated shall exercise their options in accordance with the following provisions:

(1)	Voluntary Resignation, Lay-Off and Dismissal:

Vested options may be exercised for a period of three (3) months after the date of termination of employment. Unvested options will lapse on the employment termination date.

(2)	Retirement:

Upon retirement, optionees are entitled to exercise all subscription rights of the options granted to them. Except being subject to the Waiting Period, options may be exercised regardless of the vesting schedule set forth in Section 5.2 above.

(3)	Unpaid Leave:

Vested options may be exercised for a period of three (3) months from the effective date of unpaid leave. Options not exercised within this three-month period may not be exercised until the optionee returns to work. With respect to unvested options, the calculation of years and percentages set forth in Section 5.2 above shall be suspended during the period of leave and shall be resumed after the optionee returns to work, subject to the ten-year limit set forth in Section 5.2 above.

(4)	Death:

Following the death of an optionee, options that were granted to the optionee may be exercised by his or her heir(s). Except being subject to the Waiting Period, options may be exercised regardless of the vesting schedule set forth in Section 5.2 above.

(5)	Death or Disability Caused by Occupational Injury:

(a)	Except being subject to the Waiting Period, an optionee unable to work due to occupational injury may, upon termination of employment, exercise his or her options regardless of the vesting schedule set forth in Section 5.2 above.

(b)	Except being subject to the Waiting Period, the heir(s) of any optionee whose death was due to occupational injury may exercise the options that were granted to the optionee regardless of the vesting schedule set forth in Section 5.2 above.

		(6)	Transfer to Affiliates:

If an optionee is transferred to an affiliate of the Company at the request of the Company for business reasons, the optionee’s rights and obligations with respect to his or her options shall not be affected by the transfer.

		(7)	Options not exercised by an optionee or his or her heir(s) during the periods specified above shall be deemed forfeited and will lapse.

	6.	Lapsed Options:

Lapsed options will be cancelled by the Company and will not be reissued.

6.	Manner of Settlement

The Company will issue new common shares to settle the exercise of options.

7.	Adjustment of Exercise Price

	1.	The exercise price of options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1, with NT$0.05 being rounded to the next NT$0.1) upon the occurrence of changes in the Company’s paid-in capital as a result of capitalization of retained earnings or capital reserves.

NEP = OEP x N / [N + n]

		Where:	NEP = the exercise price after adjustment
OEP = the exercise price before adjustment
N = the number of outstanding common shares
n = the number of new common shares

	2.	The exercise price of options shall be subject to adjustment in accordance with the following formula (to the nearest NT$0.1, with NT$0.05 being rounded to the next NT$0.1) upon the occurrence of a decrease in the Company’s paid-in capital as a result of capital reduction other than the cancellation of treasury shares.

NEP = OEP x N1 / N2

Where:	NEP = the exercise price after adjustment
OEP = the exercise price before adjustment
N1 = the number of outstanding common shares before capital reduction
N2 = the number of outstanding common shares after capital reduction

Notes:

(1) The number of outstanding common shares does not include the number of common shares that may be redeemed upon conversion of outstanding convertible bonds and does not include the number of treasury shares yet to be transferred or cancelled by the Company.

(2)The exercise price will not be adjusted in the event of issuance of new common shares in connection with mergers.

8.	Procedures for the Exercise of Options

	1.	Optionees may exercise their options in accordance with the Plan by submitting a written notice (the “Exercise Notice”) to the Company, except (i) during periods in which the Company’s shareholders’ register is closed as required by relevant laws and regulations and (ii) during the period from three (3) business days prior to the date of the Company’s public announcement to close its shareholder’s register filed with the Taiwan Stock Exchange in connection with stock dividends, cash dividends or rights offerings until the record date.

	2.	Upon receipt of the Exercise Notice, the Company will instruct the optionee to make payment to a designated bank. The Exercise Notice becomes irrevocable once payment has been made.

	3.	Upon confirmation of payment, the Company shall instruct its stock affairs agent to record the name of, and the number of shares acquired by, the optionee in the Company’s shareholders’ register, and shall, within five (5) business days, issue common shares in book-entry form to such optionee through the central depositary clearance system.

	4.	The common shares are tradable on the Taiwan Stock Exchange upon delivery to the optionee.

	5.	The Company shall register the change in paid-in capital resulting from the exercise of options with the competent regulatory authority within fifteen (15) days of the end of each quarter.

9.	Rights and Obligations after Exercise of Options

Common shares delivered to optionees upon the exercise of options shall have the same rights and obligations as the Company’s common shares.

10.	Confidentiality

Optionees shall keep confidential information relating to their options and the number thereof, unless otherwise required by applicable law or a competent regulatory authority. In the event of breach of this provision, the Company may act in accordance with Section 5.3 above.

11.	Implementation Rules

The Company will notify optionees under separate cover regarding the procedures and timeframes for the grant of options, the number of options granted, the exercise of options and payment in connection with the exercise of options.

12.	Miscellaneous

	1.	The Plan, and its amendments, shall become effective upon approval of the Board of Directors and registration with the competent regulatory authority.

	2.	Matters not specified herein shall be governed by applicable laws and regulations.